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                                                                     EXHIBIT 5.1


                          CALFEE, HALTER & GRISWOLD LLP
                                Attorneys at Law
                         -------------------------------
                         1400 McDonald Investment Center
                 800 Superior Avenue  Cleveland, Ohio 44114-2688
                         216/622-8200  Fax 216/241-0816

                                 October 9, 1997

NCS HealthCare, Inc.
3201 Enterprise Parkway, Suite 220
Beachwood, Ohio 44122

                  In connection with the filing by NCS HealthCare, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement") with respect to (i) an aggregate of $100,000,000 principal amount of the Company's 5-3/4% Convertible Subordinated Debentures due 2004 (the "Debentures"), (ii) up to 3,058,103 shares of the Company's Class A Common Stock, par value $.01 per share, (and such indeterminate number of additional shares of Class A Common Stock as may be issuable pursuant to certain adjustments) issuable upon conversion of the Debentures (the "Class A Common Stock"); and (iii) the guarantees, by all of the Company's wholly-owned subsidiaries (the "Subsidiary Guarantors"), of the Company's obligations under the Debentures (the "Guarantees"), we have examined such corporate records, certificates and such other documents as we have deemed necessary or appropriate as a basis for the purposes of this opinion.

                  Based upon the foregoing, we are of the opinion that:

                  (i) The Debentures and Guarantees to be sold by the selling securityholders in the manner contemplated by the Registration Statement are valid and binding obligations of the Company and the Subsidiary Guarantors, as applicable, subject to (a) applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditor's rights generally and (b) general principles of equity; and

                  (ii) The shares of Class A Common Stock to be sold by the selling securityholders in the manner contemplated by the Registration Statement have been duly authorized and legally issued and when issued upon conversion of the Debentures, will be fully paid and nonassessable.

                  The opinions expressed herein are limited to matters of the General Corporation Law of the State of Delaware and except to the extent hereinafter specified, we express no view as to the effect of any other law on the opinions set forth herein. We are attorneys licensed to practice law in the State of Ohio. We note that the Trust Indenture governing the Debentures states that it is to be governed by the laws of the State of New York. Insofar as any of the


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CALFEE, HALTER & GRISWOLD LLP

NCS HealthCare, Inc.
October 9, 1997
Page 2

foregoing opinions involve matters of New York law, we have assumed, with your permission, that the laws of the State of New York are identical to and interpreted exactly the same as the laws of the State of Ohio. We express no opinion as to whether the laws of the State of New York will be construed, applied or interpreted to have the same effect as the laws of the State of Ohio.

                  This opinion is delivered to you solely in connection with the filing of the Registration Statement with respect to the Debentures, the shares of Class A Common Stock and the Guarantees, and this letter and the opinions stated herein may not be relied upon for any other purpose or by any person other than the Directors and officers of the Company.

                  We consent to the filing of this opinion with the Registration Statement and to the use of our name therein under the caption "Legal Matters."


                                    Respectfully submitted,

                                    CALFEE, HALTER & GRISWOLD LLP